Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-107421 and 333-107421-01 of NiSource Inc. on Form S-3, Registration Statement Nos. 333-107748 and 333-107743 of NiSource Inc. on Form S-8, and Registration Statement Nos. 333-33896 and 333-33896-01 of NiSource Inc. on Form S-4 of our report dated March 28, 2005, relating to the financial statements of NiSource Inc. Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K of NiSource Inc. Employee Stock Purchase Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
March 28, 2005